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                                                                    EXHIBIT 10.6

[LETTERHEAD]
SURREY, INC.
13110 TRAILS END ROAD, LEANDER, TEXAS 78641

(512) 267-7172
FAX 512-267-4864



                                PROMISSORY NOTE


Date:  March 11, 1996

Maker:   Surrey, Inc.

Makers Mailing Address:   13110 Trails End Rd.
                          Leander, TX  78641

Payee:   John B. van der Hagen and Mary A. van der Hagen


Place for Payment:        12901 Lost Ridge Circle
                          Leander, TX  78641


Principal Amount:             $100,000.00


Annual Interest Rate on Unpaid Principal from Date:  12% per annum

Terms of payment (principal and interest); Principal and interest are due and payable in monthly installments of $2,000.00 each beginning April 11, 1996 and continuing until all principal and interest are paid in full.

Maker may repay all or any part of the principal of this note before maturity without penalty, and interest shall immediately cease to accrue on any amount so prepaid. Partial payments shall be credited to principal, and installments shall continue as scheduled. Maker promises to pay to the order of Payee at the place of payment and according to the terms of payment the principal amount plus interest at the rate stated above. All unpaid amounts shall be due by the final scheduled payment date.

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                                      (2)



If maker defaults in the payment of this note, and the default continues after Payee gives Maker notice of the default and the time within which it must be cured, as may be required by law or by written agreement, then Payee may declare the unpaid principal balance and the earned interest on this note immediately due. Maker and each surety, endorser, and guarantor waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of actual acceleration of maturity, protests and notices of protest.

If this note is given to an attorney for collection, or if suit is brought for collection, or if it is collected through probate, bankruptcy, or other judicial proceedings, then Maker shall pay Payee all costs of collection, including reasonable attorney's fees and court costs, in addition to other amounts due. Reasonable attorney's fees shall be at least 10% of all amounts due unless either party pleads otherwise.

Interest on the debt evidenced by this note shall not exceed the maximum amount of non-usurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be cancelled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.

Maker may prepay this note in any amount at any time before maturity without penalty. Any prepayment should be applied first toward the payment of accrued interest and next to the principal installments of the note, if any, in the inverse order of maturity.



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                                      (3)



Each Maker is responsible for all obligations represented by this note.

When the context requires, singular nouns and pronouns include the plural.

The parties hereby agree that in the event of any dispute regarding the terms of this note, venue shall be in Travis County, Texas.

                                                SURREY, INC.


                                          By  /s/James K. Olson
                                            ---------------------------
                                               James K. Olson
                                          Its Chief Executive Officer